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                                                                   EXHIBIT 11(a)

                              STROOCK & STROOCK & LAVAN










     November 17, 1995


     Dreyfus Massachusetts Municipal
       Money Market Fund
     200 Park Avenue
     New York, New York  10166

     Gentlemen:

     We have acted as counsel to Dreyfus Massachusetts Municipal Money Market Fund (the "Fund") in connection with the issuance by the Fund of shares of its beneficial interest (the "Shares") pursuant to an Agreement and Plan of Reorganization (the "Plan") dated as of October 25, 1995 between the Fund and The Dreyfus/Laurel Tax-Free Municipal Funds, on behalf of Dreyfus/Laurel Massachusetts Tax-Free Money Fund (the "Transferring Fund"). Under the Plan, if approved by the Transferring Fund's shareholders, the Fund will acquire the Transferring Fund's assets represented by the Transferring Fund's Investor shares in exchange for the Shares. In connection with the Plan, the Fund has filed a Registration Statement on Form N-14 (the "Registration Statement") registering the Shares to be issued pursuant to the Plan.

     We have examined copies of the Agreement and Declaration of Trust and By-Laws of the Fund, the Registration Statement and such other documents, records, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of such material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others.

     Attorneys involved in the preparation of this opinion are admitted only to the bar of the State of New York. As to various questions arising under the laws of the Commonwealth of Massachusetts, we have relied on the opinion of Messrs. Ropes & Gray, a copy of which is attached hereto. Qualifications set forth in their opinion are deemed incorporated herein.
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     Based upon the foregoing, we are of the opinion that the Fund is authorized to issue the Shares, and that, when the Shares are issued in accordance with the Plan and the Fund's Agreement and Declaration of Trust and By-Laws, subject to compliance with applicable federal and state laws regulating the distribution of securities, they will be validly issued, fully paid and nonassessable by the Fund.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus/Proxy Statement included in the Registration Statement, and to the filing of this opinion as an exhibit to any application made by or on behalf of the Fund or any distributor or dealer in connection with the registration and qualification of the Fund or its Shares under the securities laws of any state or jurisdiction. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

     Very truly yours,

     /s/ Stroock & Stroock & Lavan

     STROOCK & STROOCK & LAVAN
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